Exhibit 10.7
AMENDMENT NO. 1

EMPLOYMENT AGREEMENT

As of the 1st day of December 2015 (the “Effective Date”), this Amendment  to the Employment Agreement, “Amendment No. 1” is entered into by and between ORBITAL TRACKING CORP., a Nevada corporation (the “Corporation”), and Theresa Carlise (the “Executive”),

RECITALS

WHEREAS, the Company and Executive entered into an employment agreement dated June 9, 2015 (“Employment Agreement”), a copy of which is attached hereto as Exhibit A; and

WHEREAS, the Company and Executive desire to enter into this Amendment No. 1 to modify certain terms of the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows:

(a)           Duties (Section 2). The Executive shall serve as the Chief Financial Officer, Treasurer and Secretary of the Corporation, with such duties, responsibilities and authority as are commensurate and consistent with her position, as may be, from time to time, assigned to her by the Board of Directors (the “Board”) of the Corporation. The Executive shall report directly to the Board. During the Term (as defined in Section 3), the Executive shall devote substantially all of her entire business time, attention and energy exclusively to the business and affairs of the Company, Executive may serve as a member of the Board  of Directors of other organizations that do not compete  with the Company, and may participate in other professional, civic, governmental organizations and activities that do not materially affect his ability to carry out his duties hereunder.

(b)           Duties (Section 2 a. Location). It is understood that the Executive performs her services for the Company at a location other than the corporate headquarters, Pittsburgh, PA.

     (c)           Term of Employment (Section 3). The term of the Executive’s employment hereunder, unless sooner terminated as provided herein (the “Initial Term”), shall be for a period of one (1) year commencing on the Effective Date of this Amendment No. 1. The term of this Agreement shall automatically be extended for additional terms of one (1) year each (each a “Renewal Term”) unless either party gives prior written notice of non-renewal to the other party no later than sixty (60) days prior to the expiration of the Initial Term (“Non-Renewal Notice”), or the then current Renewal Term, as the case may be. For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the “Term.”

(d)           Compensation of Executive (Section 4).  The Corporation shall pay the Executive as compensation for her services hereunder, in equal bi-weekly installments during the Term, the sum $140,000 per year (the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations. The Corporation shall review the Base Salary on an annual basis and has the right but not the obligation to increase it.

(e)           Additional Benefits (Section 4 a.). The Company agrees to provide medical plan coverage for Executive, at the expense of the Company.

(f)           Entire Agreement: The terms of this Amendment No. 1 supersede any conflicting terms in the Employment Agreement. All other terms of the Employment Agreement shall remain in full force and effect.

(g)           Amendments:  No amendment or modification of the terms of this Amendment No.1 or Employment Agreement shall be valid unless made in writing and duly executed by both parties. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

(h)           Jurisdiction: This Agreement shall be governed by and construed in accordance with the internal laws of the State of Pennsylvania without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of Pennsylvania.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

CORPORATION:

ORBITAL TRACKING CORP.

By: /s/ David Phipps David Phipps Title: Chief Executive Officer	Date: December 28, 2015

EXECUTIVE:

THERESA CARLISE
/s/ Theresa Carlise	Date: December 28, 2015